UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 15, 2007

COSINE COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-30715	94-3280301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

61 East Main Street, Suite B Los Gatos, California 95031
(Address of principal executive offices) (Zip Code)

(408) 399-6494
(Registrant’s telephone number, including area code)

560 S. Winchester Blvd., Suite 500, San Jose, California 95128
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2007, the Board of Directors of CoSine Communications, Inc. (the “Company”) approved the Company’s entering into an agreement, to be effective as of July 1, 2007 (the “Services Agreement”), with SP Corporate Services, LLC (“SP”) pursuant to which SP will provide to the Company, on a non-exclusive basis, a full range of executive, financial and administrative support services and personnel, including the services of a Chief Executive Officer, Chief Financial Officer, Secretary, Principal Executive Officer and Principal Accounting Officer, maintenance of the Company’s corporate office and records, periodic reviews of transactions in the Company’s stock to assist in preservation of the Company’s net loss carry-forwards under Section 382 of the Internal Revenue Code, and related executive, financial, accounting and administrative support services (collectively, the “Services”). Under the Services Agreement, the Company will pay SP a flat monthly fee of $17,000 in exchange for the Services. SP will be responsible for compensating and providing all applicable employment benefits to any SP personnel in connection with providing Services under the Services Agreement. The Company shall reimburse SP for reasonable and necessary business expenses of the Company incurred by SP, and the Company will be responsible for payment of fees related to audit, tax, legal, stock transfer, insurance broker, investment advisor and banking services provided to the Company by third party advisors. The Services Agreement has a term of one year and shall automatically renew for successive one year periods unless terminated, on any anniversary date of the Services Agreement, by either party upon not less than 30 days prior written notice to the other. The Services Agreement is also terminable by the Company upon 30 days prior written notice received by SP within 60 days following the death of Terry R. Gibson or his resignation as Chief Executive Officer, Chief Financial Officer or Secretary of the Company. Under the Services Agreement, SP and its personnel will be entitled to the same limitations on liability and indemnity rights available under the Company’s charter documents to any other person performing such services for the Company. During fiscal year 2007 to date, the Company has incurred approximately $24,500 per month in performing itself the services which are to be performed by SP under the Services Agreement.

SP is affiliated with Steel Partners II, L.P., the Company’s largest stockholder, by virtue of SP’s President, Warren Lichtenstein, who is the managing member of Steel Partners, L.L.C., the general partner of Steel Partners II, L.P. SP is a wholly owned subsidiary of Steel Partners Ltd., also controlled by Mr. Lichtenstein.

Item 5.02 Departure of Directors or Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Services Agreement, Terry R. Gibson, the Company’s current Chief Executive Officer, Chief Financial Officer, Secretary, Principal Executive Officer and Principal Accounting Officer, will terminate his employment with the Company, effective June 30, 2007. Under the Services Agreement, Mr. Gibson will continue to serve, at the pleasure of the Board of Directors of the Company but as an employee of SP, as the Company’s Chief Executive Officer, Chief Financial Officer, Secretary, Principal Executive Officer and Principal Accounting Officer. SP will be responsible for compensating Mr. Gibson, including providing him with all applicable employment benefits to which he may be entitled, for his serving as Chief Executive Officer, Chief Financial Officer, Secretary, Principal Executive Officer and Principal Accounting Officer of the Company and for any other services he may provide to the Company under the Services Agreement. As a director and officer of the Company and as provided in the Services Agreement, Mr. Gibson will continue to be entitled to the same limitations on liability and indemnity rights available under the Company’s charter documents to any other person performing such services for the Company.

Item 8.01 Other Events.

Effective July 1, 2007, the Company will move the location of its principal executive offices to:

61 East Main Street, Suite B
Los Gatos, California 95031
(408) 399-6494

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

10.1 Services Agreement by and between CoSine Communications, Inc. and SP Corporate Services, LLC, effective as of July 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

June 19, 2007	By:	/s/ Terry R. Gibson
Terry R. Gibson,
Chief Executive Officer, Chief Financial Officer and Secretary (Principal Executive, Financial and Accounting Officer and Duly Authorized Officer)

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Services Agreement by and between CoSine Communications, Inc. and SP Corporate Services, LLC, effective as of July 1, 2007